Exhibit 99.1

Essential Utilities Reports Financial Results for Full Year 2025

•	Earnings per share increases to $2.20 for Full Year 2025
•	Record $1.4 billion invested in infrastructure during the year
•	Shareholder approval secured for announced merger with American Water

BRYN MAWR, Pa. (February 25th, 2026) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the fourth quarter and full year ended December 31st, 2025. Essential’s net income was $616.4 million or $2.20 per share for the full year of 2025, compared to net income of $595.3 million and $2.17 per share for the prior year. The full year 2024 net income and earnings per share included the benefit of a gain on sale related to the sale of the Pittsburgh area energy projects, as well as extreme weather and associated tax impacts. The company previously disclosed that, adjusting for these effects, the adjusted 2024 earnings per share was $1.97 on a non-GAAP basis. Essential’s net income was $132.7 million or $0.47 per share for the fourth quarter of 2025.

“2025 was truly a banner year for the company,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “I am proud of the work our team has done to achieve excellence in operations, from continuing to execute our $450 million PFAS capital plan, to exceeding our Intelis gas meter installation goal, truly delivering for our customers. Additionally, we continued our track record of achieving strong growth, which allowed us to once again increase the dividend and continue our infrastructure investment program.”

“Now, with our shareholders having overwhelmingly approving the historic merger of Essential Utilities and American Water at our special meeting on February 10th, we are well-positioned to deliver for our stakeholders for generations to come,” Franklin added.

Full Year 2025 Operating Results

Essential reported net income of $616.4 million and earnings per share of $2.20 for the full year of 2025, compared to net income of $595.3 million and earnings per share of $2.17 for the full year of 2024 on a GAAP basis. Compared with prior year earnings, primary drivers include increases in rates and higher gas volumes, partially offset by a gain on sale of gas assets in the prior year, higher operations and maintenance expense, and higher depreciation and amortization expense. The company previously disclosed that its adjusted 2024 earnings per share was $1.97 on a non-GAAP basis. The gain on sale of gas assets in the prior year, as well as extreme weather and associated tax impacts of these items, comprise the non-GAAP adjustment for 2024, as detailed in the provided reconciliation.

Revenues for the full year of 2025 were $2,474.6 million compared to $2,086.1 million in the full year of 2024, an increase of 18.6%. Regulatory recoveries, an increase in purchased gas costs, and volume were the primary revenue drivers. Operations and maintenance expenses increased to $639.6 million for the full year of 2025, compared to $587.3 million in the full year of 2024.

Essential’s regulated water segment reported revenues for the full year of 2025 were $1,326.6 million, an increase of 8.6% compared to $1,221.9 million in the full year of 2024, primarily driven by an increase in rates. Operations and maintenance expenses for Essential’s regulated water segment increased to $405.0 million for the full year of 2025 compared to $381.1 million in the full year of 2024. Primary drivers of the change in expenses include increases in production costs, including purchased power and chemicals, as well as employee-related costs.

Essential’s regulated natural gas segment reported revenues for the full year of 2025 were $1,117.9 million, an increase of 32.6% compared to $843.0 million in the full year of 2024. Primary drivers include an increase in rates, gas volume, and purchased gas costs. Operations and maintenance expenses for Essential’s regulated natural gas segment increased to $227.7 million for the full year of 2025 compared to $207.2 million in the full year of 2024. Primary drivers of the change in expenses include the universal service program rider in Pennsylvania as well as employee-related costs.

Fourth Quarter 2025 Operating Results

Essential reported net income of $132.7 million and earnings per share of $0.47 for the fourth quarter of 2025, compared to net income of $184.8 million and earnings per share of $0.67 for the same period in 2024. Comparing this quarter’s earnings to those of fourth quarter of 2024, primary drivers include increases in taxes and operations and maintenance expense, partially offset by higher rates and gas volume.

Revenues for the quarter were $699.1 million compared to $604.4 million in the fourth quarter of 2024, an increase of 15.7%. Regulatory recoveries, purchased gas costs, and volume were the primary revenue drivers. Operations and maintenance expenses increased to $200.2 million for the fourth quarter of 2025, compared to $163.5 million in the fourth quarter of 2024. Primary drivers include increases in purchased gas costs, rates across both the water and gas businesses, and gas volume.

Essential’s regulated water segment reported revenues for the quarter of $329.4 million, an increase of 8.0% compared to $305.0 million in the fourth quarter of 2024. Increases in water and wastewater rates were the largest contributor to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $109.8 million for the fourth quarter of 2025 compared to $98.5 million in the fourth quarter of 2024. Primary drivers include increases in production costs including purchased power and chemicals, as well as employee-related costs.

Essential’s regulated natural gas segment reported revenues for the quarter of $361.3 million, an increase of 23.0% compared to $293.7 million in the fourth quarter of 2024. Purchased gas costs were $134.4 million, compared to $91.4 million in 2024. Operations and maintenance expenses for Essential’s regulated natural gas segment increased to $74.7 million for the fourth quarter of 2025 compared to $62.5 million in the fourth quarter of 2024. Primary drivers include increases related to the universal service rider program in Pennsylvania, as well as employee-related costs.

Dividend

As previously announced on January 23rd, 2026, Essential’s board of directors declared a quarterly cash dividend of $0.3426 per share of common stock. This dividend will be payable on March 2nd, 2026, to shareholders of record on February 9th, 2026.

Additionally, as previously announced on February 17th, 2026, Essential’s board of directors declared a quarterly cash dividend of $0.3426 per share of common stock. This dividend will be payable on June 1st, 2026, to shareholders of record on May 12th, 2026.

The company has paid a consecutive quarterly cash dividend for over 80 years.

Financing

As of December 31st, 2025, Essential’s weighted average cost of fixed-rate long-term debt was 4.10%, and the company had $667.5 million available on its credit lines.

Rate Activity

In 2025, the company’s regulated water segment received rate awards or infrastructure surcharges designed to increase annual revenues in North Carolina, New Jersey, Ohio, and Pennsylvania by $92.6 million, and its regulated natural gas segment received rate awards or infrastructure surcharges to increase annual revenues in Kentucky and Pennsylvania by $8.9 million.

Thus far in 2026, the company’s regulated water segment received rate awards or infrastructure surcharges designed to increase annual revenues in Illinois, Indiana, and Ohio by $4.6 million, and its regulated natural gas segment received (base rate cases and/or infrastructure surcharges) in Kentucky and Pennsylvania of $7.8 million.

The company currently has base rate cases and infrastructure surcharges pending in Ohio, New Jersey, North Carolina, Texas, and Virginia for its regulated water and wastewater segment for an estimated $101.9 million in incremental annual revenues.

Capital Expenditures

Essential invested over $1.4 billion in 2025 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country in replacing miles of aged underground utility pipe and addressing PFAS. Essential is committed to maintaining elevated levels of infrastructure investment.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone. During 2025, Essential completed three acquisitions of water and wastewater systems, which along with the organic growth in existing systems, represent over 12,700 new customers. Since 2015, Essential collectively has acquired approximately $550 million in rate base and added more than 135,000 new customers or equivalent dwelling units to the company’s footprint.

The company has four signed purchase agreements for additional wastewater systems in Pennsylvania and Texas that are pending closing and are expected to serve over 200,000 customers or equivalent dwelling units and total approximately $300 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

Merger with American Water Works Company, Inc.

The company is continuing to progress through the process of obtaining the consents and approvals needed to successfully consummate the proposed merger with American Water. In 2025, Essential submitted applications for required regulatory approval in all states where applicable. On February 10th, 2026, shareholders of both companies voted overwhelmingly in favor of the merger-related proposals. The merger remains on track for closing in the first quarter of 2027.

Financial and Growth Guidance

The company’s latest expectations are the following:

•	Anticipated growth in long-term earnings per share at a compounded annual growth rate of 5 to 7% from the adjusted 2024 earnings per share of $1.97 (Non-GAAP) for the three-year period through 2027.
•	In 2026, regulated infrastructure investments are expected to be $1.7 billion.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share and infrastructure investment include the municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced, but do not include DELCORA or other potential acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Essential Utilities believes that the non-GAAP financial measure “adjusted earnings per share” used for 2024 and identified as part of its multi-year financial and growth guidance provides investors the ability to measure the company’s financial operating performance for 2024 by adjustment, which was more indicative of the company’s ongoing operating performance in 2024.

Full Year 2025 Earnings Call Information

Date: February 26th, 2026

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call.

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting thousands of acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the anticipated receipt of regulatory approvals for, and closing of, the company’s proposed merger with American Water, the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2026; the Company’s anticipated use of equity and debt financing and, that the Company has a multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level for the six EPA regulated PFAS chemicals. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to successfully execute any equity or debt financing transactions, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Operating revenues	$699,111	$604,383	$2,474,615	$2,086,113
Operations and maintenance expense	$200,182	$163,470	$639,604	$587,250

Net income	$132,676	$184,755	$616,369	$595,314

Basic net income per common share	$0.47	$0.67	$2.20	$2.17
Diluted net income per common share	$0.47	$0.67	$2.20	$2.17

Basic average common shares outstanding	283,011	274,681	280,054	273,914
Diluted average common shares outstanding	283,598	275,161	280,619	274,421

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Operating revenues	$699,111	$604,383	$2,474,615	$2,086,113

Cost & expenses:
Operations and maintenance	200,182	163,470	639,604	587,250
Purchased gas	139,935	94,511	403,817	277,009
Depreciation	103,562	94,164	403,190	363,906
Amortization	3,947	2,337	14,281	5,646
Taxes other than income taxes	24,481	23,275	92,772	94,634
Total	472,107	377,757	1,553,664	1,328,445

Operating income	227,004	226,626	920,951	757,668

Other expense (income):
Interest expense	84,938	79,303	329,081	302,467
Interest income	(94)	(659)	(1,703)	(3,318)
Allowance for funds used during construction	(7,214)	(5,807)	(26,253)	(21,310)
Gain on sale of other assets	(656)	(157)	(1,325)	(92,224)
Other, net	2,185	(1,911)	1,337	(1,425)
Income before income taxes	147,845	155,857	619,814	573,478
Income tax expense (benefit)	15,169	(28,898)	3,445	(21,836)
Net income	$132,676	$184,755	$616,369	$595,314

Net income per common share:
Basic	$0.47	$0.67	$2.20	$2.17
Diluted	$0.47	$0.67	$2.20	$2.17

Average common shares outstanding:
Basic	283,011	274,681	280,054	273,914
Diluted	283,598	275,161	280,619	274,421

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing operating performance. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance range for 2024.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” and have been adjusted for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrid and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from this sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable regulated water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

Year Ended
December 31, 2024
Net income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898

Net income per common share (GAAP financial measure):
Basic	$2.17
Diluted	$2.17

Adjusted income per common share (Non-GAAP financial measure):
Basic	$1.97
Diluted	$1.97

Average common shares outstanding:
Basic	273,914
Diluted	274,421

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2025	2024

Net property, plant and equipment	14,263,682	13,143,476
Current assets	610,396	485,911
Regulatory assets and other assets	4,590,767	4,397,167
	19,464,845	18,026,554

Total equity	6,857,456	6,198,809
Long-term debt, excluding current portion, net of debt issuance costs and unamortized discount on debt	8,110,167	7,368,381
Current portion of long-term debt and loans payable	171,961	329,349
Other current liabilities	592,522	645,319
Deferred credits and other liabilities	3,732,739	3,484,696
	19,464,845	18,026,554

Media Contact:

David Kralle

Vice President of Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A and IR

O: 610.645.1191

BJDingerdissen@Essential.co